EXHIBIT 4

              PLEDGE AND SECURITY AGREEMENT - INDIVIDUAL PURCHASER


         THIS PLEDGE AND SECURITY AGREEMENT (the "Agreement") is made by and between ______________ Mas, 3155 N.W. 77th Avenue, Miami, Florida 33122 (the "Pledgor"), and Jorge Mas, as trustee of Marital Trust #2 under the will of Jorge L. Mas Canosa (the "Pledgee") as of the ____ day of ______________, 1998.

         A. Pledgor is indebted to Pledgee as evidenced by that certain promissory note of even date herewith in the principal amount of $________ made by Pledgor (the "Note").

         B. Pledgor owns free and clear of all other liens and encumbrances,
333.33 shares of common stock of Jorge L. Mas Canosa Holdings Corporation (the "Corporation"), a _____% interest as a limited partner of Jorge L. Mas Canosa Holdings I Limited Partnership, _____ shares of common stock of ________ Mas Holdings Corporation ("___MHC") which the Pledgor represents is all of the issued and outstanding equity securities of __MHC, and all of the limited partner's interest in _______ Mas Holdings I Limited Partnership. Pledgor acquired the stock of the Corporation and such interest in Jorge L. Mas Canosa Holdings I Limited Partnership in exchange for Pledgor's execution and delivery of the Note. Such shares of stock of the Corporation and of __MHC are collectively referred to herein as the "Stock," and such interests as limited partner in Jorge L. Mas Canosa Holdings I Limited Partnership and ______ Mas Holdings I Limited Partnership are referred to collectively as the "Interests" and individually as an "Interest."

         C. Pledgor has agreed to secure its obligations to Pledgee pursuant to the Note by pledging all of the Stock and the Interests as collateral.

         NOW, THEREFORE, in consideration of the premises and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged the parties agree as follows:

         1. The foregoing background is true and correct.

         2. Pledgor pledges and grants a security interest in and to the Stock and the Interests and has on the date hereof delivered to Jorge Mas as collateral agent for the Pledgee, certificates for the Stock, endorsed in blank or with fully executed stock powers attached, to be held in escrow in accordance with the provisions of this Agreement. As used herein, the term "Collateral Agent" refers to such collateral agent and his successors appointed as provided herein.

         3. Pledgor agrees that in the event that a corporation issues any stock as a dividend or as a result of a stock split or other reclassification of the Stock, Pledgor will deposit with the Collateral Agent such stock as is issued on account of the Stock as a result of such dividend, split or other reclassification. Any such stock delivered to Collateral Agent is herein pledged to Pledgee

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and shall be included within the references herein to "Stock."

         4. Any dividends or distributions paid on account of the Stock or an Interest shall be payable to and are endorsed and direction is hereby given to pay the same to the Collateral Agent. Until payment in full of the Note and termination of this pledge, any such dividend or other distribution, and any dividend or distribution payable in kind, with respect to the Stock or an Interest shall be pledged and deposited with Collateral Agent to be held hereunder together with the Stock and the Interests, provided if the value of the Stock and Interests and such dividend or distribution and any other collateral held hereunder then exceeds the sum of all amounts then owed by Pledgor pursuant to the Note, and Pledgor is not then in default under the Note, Collateral Agent shall pay such dividend or other distribution to Pledgor to the extent of such excess. Such determination shall be made by Collateral Agent based on information reasonable available to Collateral Agent who may rely on opinions of attorneys, certified public accountants, investment counsel, appraisers and other professionals, and Collateral Agent shall not be liable for any determinations made in reliance on such an opinion of such person so long as Collateral Agent selected such person using reasonable care.

         5. Provided that Pledgor is not in default hereunder or under the Note, Pledgor shall have the right to vote the Stock.

         6. If any default shall occur under the Note, or in the event of any default by Pledgor under the terms of this Agreement or under any obligation or guarantee, direct or indirect, made to Pledgee which is not cured within five business days of receipt by Pledgor of written notice of default, then and in any such event the Collateral Agent shall release to Pledgee the certificates of Stock, the Interests and all other property pledged hereunder upon receipt of Pledgee's written notice of such event given to the Collateral Agent, and upon receipt by Pledgee from the Collateral Agent of the certificates evidencing the Stock, the Interests and all other property pledged hereunder, Pledgee may exercise with respect to such Stock, the Interests and other property all rights of a secured party upon default of its debtor under the Florida Uniform Commercial Code.

         7. Pledgor shall be entitled to a release of the Stock, the Interests and other property pledged hereunder upon payment in full of all amounts payable pursuant to the Note and this Agreement. In such event, upon delivery by the Collateral Agent of the certificates of Stock, the Interests and other property pledged hereunder to the Pledgor, this pledge shall terminate.

         8. No delay on the part of Pledgee in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other and further exercise thereof or the exercise of any other power or right. Any modification or waiver of any right of Pledgee hereunder shall be ineffective unless in writing and signed by Pledgee. This Agreement shall be interpreted and all rights and obligations arising hereunder or from any document related hereto shall be determined in accordance with the laws of the State of Florida.


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         9. Pledgee shall have all rights of a secured party under the Florida
Uniform Commercial Code.

         10. The following provisions also apply to the Collateral Agent:

                  10.1 Collateral Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Collateral Agent. Collateral Agent may also be a law firm representing Pledgee or an affiliate of or otherwise related to Pledgee or Pledgor. The parties consent to Collateral Agent continuing to represent Pledgee and its continuing affiliation with Pledgee or Pledgor, notwithstanding the fact that it also shall have the duties provided for in this Agreement, and the parties also consent to, approve of and authorize Collateral Agent to act hereunder notwithstanding the fact that the Collateral Agent is related to Pledgee or Pledgor.

                  10.2 Collateral Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine; may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument; and may assume that any person purporting to give any writing, notice, advice, or instructions in connection with the provisions of this Agreement has been duly authorized to do so. Collateral Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same; and its duties under this agreement shall be limited to those provided in this Agreement.

                  10.3 Unless Collateral Agent discharges any of its duties under this Agreement in a grossly negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, the parties shall indemnify Collateral Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Collateral Agent under this Agreement; and in such connection shall indemnify Collateral Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceedings or resisting any claim in such capacity. Collateral Agent shall be vested with a lien on all property deposited under this Agreement for indemnification, for reasonable attorneys' fees and court costs, for any suit, interpleader or otherwise, or any other expense, fees or charges of any character or nature, which may be incurred by Collateral Agent in its capacity as collateral agent by reason of disputes arising between the parties to this Agreement as to the correct interpretation of this Agreement and instructions given to Collateral Agent under this Agreement, or otherwise, with the right of Collateral Agent, regardless of any instructions, to hold the property deposited in escrow until and unless said additional expenses, fees and charges shall be fully paid.

                  10.4 If the parties (including Collateral Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Collateral Agent, Collateral Agent may, but shall not be required to, file

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an action in interpleader to resolve the disagreement. Collateral Agent shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Collateral Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

                  10.5 Collateral Agent may consult with counsel of its own choice and shall have full and complete authorization and protection in accordance with the opinion of such counsel. Collateral Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its gross negligence or willful misconduct.

                  10.6 Any Collateral Agent may resign upon 10 days written notice to Pledgor and Pledgee. If a successor Collateral Agent is not appointed jointly by Pledgor and Pledgee within the 10-day period, such Collateral Agent may petition a court of competent jurisdiction to name a successor. In addition, Pledgor and Pledgee acting jointly may remove any Collateral Agent serving hereunder at any time and from time to time with or without cause through a notice in writing to such Collateral Agent provided that Pledgor and Pledgee acting jointly appoint a successor Collateral Agent.

         11. Pledgor will at any time and from time to time execute and deliver such UCC-1 forms and other instruments and perform such acts as the Pledgee may reasonably request in order to establish and maintain a valid security interest in the Stock and the Interests and will pay all costs of filing and recording in connection therewith.

         12. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement signed by the Pledgor and the Pledgee.

         13. This Agreement may be executed in several counterparts each of which shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument.

         14. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns or successors of the parties hereto.

         15. In the event of any litigation or legal proceedings arising out of or relating to this Agreement, the prevailing party shall be entitled to recover attorneys' fees, including fees at the appellate level.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Witnesses:

- ------------------------------

- ------------------------------          ------------------------------------
                                        Jorge Mas, trustee of Marital Trust #2
                                        under the will of Jorge L. Mas Canosa,
                                        Pledgee

- ------------------------------

- ------------------------------          ------------------------------------
                                        ________ Mas, Pledgor


                                        COLLATERAL AGENT:


                                        ------------------------------------
                                        Jorge Mas


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